COMPANY CONTACT:
Checkpoint Systems, Inc.
Ray Andrews
Senior Vice President and Chief Financial Officer
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. ANNOUNCES RECORD FOURTH QUARTER
AND FULL YEAR 2007 RESULTS

- Company Reports Record Quarterly and Full Year Revenues and Earnings -

Thorofare, New Jersey, February 27, 2008 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and year ended December 30, 2007.

Revenue for the fourth quarter of 2007 was $262.7 million, an increase of 21.4%, compared to revenue of $216.3 million in the fourth quarter of 2006. Foreign currency had a positive impact on revenue of 7.5%. Revenue from the Alpha, SIDEP and Asialco businesses, which were acquired during the fourth quarter of 2007, accounted for approximately 7.2% of the overall sales growth in the quarter. Earnings from continuing operations for the fourth quarter were $24.5 million, or $0.60 per diluted share, compared to earnings from continuing operations of $18.6 million, or $0.46 per diluted share, in the fourth quarter of 2006.

“Checkpoint concluded its best performing year in the Company’s history, reporting record financial results for the fourth quarter,” said Rob van der Merwe, President and Chief Executive Officer of Checkpoint. “Revenues for the quarter increased across all geographies, supported by recent acquisitions and organic growth within our base business, and were higher than our internal expectations. Supported by the increased revenue and ongoing focus on controlling our operating expenses, earnings from continuing operations also reached record levels, showing growth compared with the fourth quarter of the prior year. I commend George Off, the management team and our employees for doing an excellent job throughout the year.”

Included in earnings from continuing operations for the fourth quarter of 2007 are after-tax charges of $2.9 million, or $0.07 per diluted share, related to previously announced management changes, and $1.4 million, or $0.03 per diluted share, related to previously announced restructuring activities. These charges, included in earnings from continuing operations for the fourth quarter of 2007, were offset by an after-tax gain of $2.5 million, or $0.06 per diluted share, related to the sale of the Company’s subsidiary in Austria as well as a net tax gain of $5.1 million, or $0.12 per diluted share, due to changes in the valuation of certain deferred tax accounts.

In the fourth quarter of 2006, earnings from continuing operations included an after-tax charge of $3.1 million, or $0.08 per diluted share, related to the Company’s restructuring initiatives and an after-tax gain of $1.1 million, or $0.03 per diluted share, from the settlement of a capital lease from one of the Company’s facilities.

Mr. van der Merwe continued, “On a constant dollar basis, increased revenue in the quarter was primarily driven by our acquisitions of the Alpha S3 product portfolio, SIDEP and Asialco, a 29% increase in sales in our U.S. CCTV systems integration business and a 13% increase in our global CheckNet® service bureau business. The performance of our CheckNet business was driven by 17% revenue growth in Europe, primarily due to contributions from ADS Worldwide, which was acquired in mid-November 2006. Sales of EAS hardware also increased, with revenues improving 9% in Europe. In our global EAS Labels business, sales in the Asia-Pacific region increased 22% for the quarter, partially offsetting a decline in revenue in the U.S. and Europe.”

During the 2007 fourth quarter, the Company announced three acquisitions: Alpha S3, a comprehensive line of security solutions designed to protect high-theft merchandise in an open-display retail environment, SIDEP, a provider of Radio Frequency (RF) Electronic Article Surveillance (EAS) products and Shanghai Asialco Electronics Co., Ltd. (Asialco), a China-based manufacturer of RF-EAS labels.

“The integration of our recent acquisitions is progressing as planned and we are pleased with their initial contributions to our financial performance,” continued Mr. van der Merwe. “Alpha S3 in particular is off to a fast start as it concluded a seasonally strong and profitable quarter. We look forward to continued contributions from our acquired businesses as we build on our position to become the leading provider of shrink management solutions to retailers, worldwide.”

Financial highlights for the fourteen weeks ended December 31, 2006 and the thirteen weeks ended December 30, 2007:

•
Revenue for the fourth quarter of 2007 was $262.7 million, compared to revenue of $216.3 million in the fourth quarter of the prior year. Foreign exchange had a positive impact on revenue of $16.1 million, or 7.5%, in the fourth quarter 2007, as compared to the fourth quarter 2006.

•
Gross profit was $107.1 million, or 40.8% of revenue, compared to $94.1 million, or 43.5% of revenue, in the fourth quarter of 2006. Gross margins were affected by purchase accounting related to the acquisitions of the Alpha S3 product portfolio, SIDEP, and strong growth in our lower margin businesses that also drove additional operational and distribution costs to meet the increasing volume demands. The Company also continued to experience pricing pressure in its labeling services segment.

•
Selling, general, and administrative expenses (SG&A) for the current year period were $79.0 million, compared with $63.4 million a year ago. As a percentage of revenue, SG&A was 30.1% in the fourth quarter of 2007, versus 29.3% in the fourth quarter of 2006. SG&A for the fourth quarter of 2007 includes a charge of $4.4 million related to previously announced management changes. Without this charge, SG&A was 28.4% of revenue in the fourth quarter of 2007.

•	Research and development expenses for the fourth quarter of 2007 totaled $5.0 million, or 1.9% of revenue, compared with $5.0 million, or 2.3% of revenue, in the fourth quarter of 2006.

•
Operating income for the fourth quarter of 2007 included a gain of $2.6 million related to the sale of the Company’s subsidiary in Austria. Operating income for the fourth quarter of 2006 included a gain of $2.0 million from the settlement of a building sublease

•
GAAP operating income in the fourth quarter of 2007 was $23.6 million, compared to $23.2 million in the prior year period. Excluding charges related to the management change, restructuring expense, and the gain on the sale of the Austrian subsidiary, operating income in the fourth quarter of 2007 was $27.4 million, or 10.4% of revenue. Excluding restructuring expense and the gain on the capital lease settlement, operating income in the fourth quarter of 2006 was $25.7 million, or 11.9% of revenue. (See attached table “Reconciliation of GAAP to Non-GAAP Measures”.)

•
Non-operating income (expense) for the fourth quarter of 2007 includes interest income of $1.4 million, a foreign exchange gain of $0.8 million, and $0.2 million of income from the rendering of transitional services to SATO, resulting from their acquisition of the barcode systems business in January 2006. These gains were partially offset by interest expense of $1.4 million. For the fourth quarter of 2006, non-operating income (expense) includes interest income of $1.4 million, a foreign exchange gain of $0.3 million, and $0.1 million of income from the rendering of transitional services to SATO. These gains were partially offset by interest expense of $0.7 million.

•
Income tax expense for the fourth quarter 2007 includes a $4.8 million deferred tax benefit associated with foreign statutory tax rate changes, a $0.9 million tax benefit related to the sale of its Austrian subsidiary, a $2.4 million deferred tax benefit related to the release of a valuation allowance for state net operating loss carry forwards and a $2.1 million net deferred tax charge primarily associated with the Company’s United Kingdom operations. The deferred tax benefit of $4.8 million included $2.1 million related to prior periods.

•
Earnings from continuing operations for the fourth quarter of 2007 were $24.5 million, or $0.60 per diluted share, compared to $18.6 million, or $0.46 per diluted share, for the fourth quarter of 2006.

•
Non-GAAP earnings from continuing operations excluding the management transition expense, restructuring expense, the gain on sale of the Austrian subsidiary and deferred income tax adjustments for the fourth quarter of 2007 were $21.2 million, or $0.52 per diluted share. Non-GAAP earnings from continuing operations excluding restructuring expense costs and the capital lease settlement for the fourth quarter of 2006 were $20.6 million, or $0.51 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Net earnings for the fourth quarter of 2007 were $24.4 million, or $0.59 per diluted share, compared to net earnings of $18.0 million, or $0.45 per diluted share, for the fourth quarter of 2006.

•	Cash flow from operations was $38.2 million in the fourth quarter of 2007 compared to $37.1 million in the fourth quarter of 2006.

•	At December 30, 2007, cash and cash equivalents were $118.3 million, working capital was $282.1 million and long-term debt was $95.5 million. Capital expenditures in the quarter were $3.9 million.

Financial highlights for the full year ended December 30, 2007:

•
Reported revenue of $834.2 million, compared to $687.8 million in the same period of 2006, an increase of 21.3%. Foreign exchange had a positive impact on revenue of approximately $39.4 million, or 5.7%, for the full year of 2007 as compared to 2006. Revenue from the recent acquisitions of the Alpha S3 product portfolio, SIDEP and Asialco and the full year effect of the ADS Worldwide acquisition had a positive impact of approximately 5.4% on revenue for the full year 2007 as compared to 2006.

•	Gross profit for the full year of 2007 was $346.0 million, or 41.5% of revenue, compared to $291.7 million, or 42.4% of revenue, for the full year of 2006.

•
Operating income was $66.8 million for the full year of 2007, compared to $38.1 million for the same period of 2006. Excluding charges related to the management change, restructuring expense, and the gain on the sale of the Austrian subsidiary, operating income for the full year of 2007 was $71.3 million, or 8.6% of revenue. Excluding restructuring expense, the company’s litigation settlement recorded in the second quarter of 2006 and the capital lease settlement, operating income was $45.3 million, or 6.6% of revenue in 2006. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•
Income tax expense for the 2007 includes a $1.0 million deferred tax benefit associated with foreign statutory tax rate changes, a $0.9 million tax benefit related to the sale of its Austrian subsidiary, a $5.4 million deferred tax benefit related to the release of a valuation allowance for state net operating loss carry forwards and a $2.1 million net deferred tax charge primarily associated with the Company’s United Kingdom operations. The deferred tax benefit of $5.4 million included $2.1 million related to prior periods.

•	Earnings from continuing operations for the full year of 2007 were $58.4 million, or $1.43 per diluted share, compared to $35.0 million, or $0.87 per diluted share, for the full year of 2006.

•
Excluding charges related to the management change, restructuring expense, the gain on the sale of the Austrian subsidiary and deferred income tax adjustments, the full year earnings from continuing operations for 2007 were $56.5 million, or $1.39 per diluted share. Non-GAAP earnings from continuing operations excluding restructuring costs and litigation settlement costs and the capital lease settlement for the full year of 2006 were $40.2 million, or $1.00 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Net earnings for the full year of 2007 were $58.8 million, or $1.44 per diluted share, compared to net earnings of $35.9 million, or $0.89 per diluted share, for the full year of 2006.

•	Cash flow from operations was $67.0 million for the full year of 2007 compared to $22.4 million of cash flow used in operations for the full year 2006.

Mr. van der Merwe concluded, “Checkpoint has a very strong market leadership position in its core businesses. Going forward, we will be focused on the opportunities we have to grow our business through innovation and the introduction of meaningful new products that address our customers’ developing needs. We will continue our efforts to expand our margins and leverage the opportunities we see to reduce operating costs. Looking forward, Checkpoint is well positioned for challenging economic conditions given its broad international presence and diversified customer base, and we expect 2008 to be another good year for the Company. Actions have been taken by management to anticipate a potential slowdown in order activity and new store openings as a result of the current economic uncertainty, particularly in the U.S. We continue to expect double-digit growth in revenue in 2008, driven primarily by our recent acquisitions. Our cost reduction efforts are expected to mitigate inflationary pressures and also contribute to expanded margins.”

Based on an assessment of current market conditions, Checkpoint Systems confirmed guidance for its 2008 full year financial results below. This guidance includes the expected contributions of previously announced acquisitions:

•	Revenues, at current exchange rates, will increase in the low double digits

•	Non-GAAP diluted earnings per share from continuing operations of between $1.65 and $1.75, excluding any restructuring charges

•	An annualized tax rate of approximately 24%, which is 2% less than the Company’s previous estimated annualized tax rate guidance.

•	Free cash flow (cash flow from operations less capital expenditures) of between $60 million and $70 million, excluding the impact of future restructuring charges.

This guidance does not include the impact of unusual charges, such as restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, February 27, 2008, at 10:00 AM Eastern Time, to discuss its 2007 fourth quarter and full year results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc.
Checkpoint Systems, Inc. is the leading supplier of retail shrink management solutions. Checkpoint's global team helps retailers - and their suppliers - reduce theft, increase inventory visibility and provide consumers with greater merchandise availability through the company's rapidly evolving RF technology, expanding shrink management offerings and Check-Net labeling solutions. Checkpoint has more than one million RF devices installed in stores today and has secured more than 100 billion products. Scaling cost efficiently, Checkpoint's solutions provide increased revenues and profits to a fast-growing community of successful retailers and a superior experience for their consumers. Listed on the NYSE (NYSE:CKP), Checkpoint operates in every major geographic market and employs 3,900 people worldwide. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements
This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: our ability to integrate the acquisition of the Alpha S3 business and to achieve our financial and operational goals for Alpha S3; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

Quarter		Twelve Months

	Dec. 30,	Dec. 31,	Dec. 30,	Dec. 31,
	2007	2006	2007	2006
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net revenues	$262,663	$216,297	$834,156	$687,775
Cost of revenues	155,613	122,206	488,184	396,084
Gross profit	107,050	94,091	345,972	291,691

Selling, general, and administrative expenses	79,015	63,363	260,854	226,958
Research and development	4,994	4,992	18,170	19,417
Restructuring expense	2,016	4,539	2,701	7,007
Litigation settlement	-	-	-	2,251
Other operating income	2,571	2,025	2,571	2,025
Operating income	23,596	23,222	66,818	38,083

Interest income	1,363	1,368	5,443	4,906
Interest expense	1,379	737	2,347	2,155
Other gain/(loss), net	989	425	662	1,141
Earnings from continuing operations before income taxes and minority interest	24,569	24,278	70,576	41,975

Income taxes	(55)	5,721	12,174	6,987
Minority interest	102	(46)	(7)	(31)
Earnings from continuing operations	24,522	18,603	58,409	35,019

(Loss) earnings from discontinued operations, net of tax	(155)	(603)	359	903
Net earnings	$24,367	$18,000	$58,768	$35,922

Basic Earning per Share:
Earnings from continuing operations	$0.61	$0.47	$1.46	$0.89
Earnings from discontinued operations, net of tax	-	(0.01)	$0.01	$0.02
Basic earnings per share	$0.61	$0.46	$1.47	$0.91

Diluted Earnings per Share:
Earnings from continuing operations	$0.60	$0.46	$1.43	$0.87
Earnings from discontinued operations, net of tax	(0.01)	(0.01)	$0.01	$0.02
Diluted earnings per share	$0.59	$0.45	$1.44	$0.89

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	December 30, 2007 (unaudited)	December 31 2006
Cash and Cash Equivalents	$ 118,271	$143,394
Working Capital	$ 282,095	$254,024
Current Assets	$ 506,910	$447,597
Total Debt	$ 95,512	$ 16,534
Shareholders’ Equity	$ 588,328	$473,581
Total Assets	$1,031,044	$781,191

Reconciliation of Non-GAAP Financial Measures

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter Ended		Twelve Months Ended

	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Reconciliation of GAAP to Non-GAAP Operating Income:

Net revenues	$262,663	$216,297	$834,156	$687,775

GAAP operating income	$23,596	$23,222	$66,818	$38,083

Non-GAAP adjustments:

Management transition expense	4,388	-	4,388	-

Restructuring expense	2,016	4,539	2,701	7,007

Other operating income	(2,571)	(2,025)	(2,571)	(2,025)

Loss from settlement of lawsuit with ID Security Systems Canada Inc.	-	-	-	2,251

Adjusted Non-GAAP operating income	$27,429	$25,736	$71,336	$45,316

GAAP operating margin	9.0%	10.7%	8.0%	5.5%
Adjusted Non-GAAP operating margin	10.4%	11.9%	8.6%	6.6%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter Ended		Twelve Months Ended

	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Reconciliation of GAAP to Non-GAAP Earnings from Continuing Operations:

Earnings from continuing operations, as reported	$24,522	$18,603	$58,409	$35,019

Non-GAAP adjustments:

Management transition expense, net of tax	2,863	-	2,863	-

Restructuring expense, net of tax	1,426	3,071	1,956	4,787

Other operating income	(2,523)	(1,113)	(2,523)	(1,113)

Loss from settlement of lawsuit with ID Security Systems Canada Inc., net of tax	-	-	-	1,463

Deferred income tax change	(5,118)	-	(4,252)	-

Adjusted earnings from continuing operations	$21,170	$20,561	$56,453	$40,156

Reported diluted shares	40,996	40,062	40,724	40,233

Adjusted diluted shares	40,996	40,062	40,724	40,233

Reported earnings per share from continuing operations - diluted	$0.60	$0.46	$1.43	$0.87

Adjusted earnings per share from continuing operations - diluted	$0.52	$0.51	$1.39	$1.00

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